Exhibit 99.1

Biocept Reports Third Quarter 2022 Financial Results

•	CNSide™ study data featured in three poster presentations at leading neuro-oncology annual meeting

•	Participates in UCSF investigator-initiated study to better understand the development and progression of metastatic breast cancer to the central nervous system

•	CNSide orders increased 8% over 2Q 2022 and 176% versus 3Q 2021

Conference Call to be held November 28, 2022 at 4:00 p.m. Eastern time

SAN DIEGO (November 21, 2022) – Biocept, Inc. (Nasdaq: BIOC), a leading provider of molecular diagnostic assays, products and services, reports financial results for the three and nine months ended September 30, 2022 and provides a business update.

“Our third quarter financial results reflect solid increases in CNSide orders, up 8% sequentially and 176% year-over-year,” said Samuel D. Riccitelli, Biocept’s Chairman, and interim President and CEO. “We are executing well on our strategy to generate further evidence to secure higher reimbursement for CNSide and support its adoption into clinical care guidelines. The first site in our FORESEE clinical trial is now open for patient enrollment and we expect at least one additional site to be cleared for enrollment in the coming months. We recently announced our participation in an investigator-initiated study with leading breast cancer oncologists at the University of California San Francisco aimed at learning more about how metastatic breast cancer develops and progresses. I’m also pleased that at last week’s Society for Neuro-Oncology annual meeting three posters featuring CNSide were presented by prominent neuro-oncologists.”

Third Quarter Financial Results

Net revenues for the third quarter of 2022 were $5.6 million, which included $4.7 million in RT-PCR COVID-19 test revenue. This compared with net revenues for the third quarter of 2021 of $17.5 million, which included $16.5 million in RT-PCR COVID-19 test revenue.

Biocept accessioned 49,874 commercial samples during the third quarter of 2022, compared with 152,796 commercial samples during the third quarter of 2021, with the decline due primarily to lower RT-PCR COVID-19 testing volume. The average value per commercial accession for the third quarter of 2022 was $111, compared with $114 for the third quarter of 2021, with the decrease due to payor mix.

Cost of revenues for the third quarter of 2022 was $5.8 million, compared with $11.3 million for the prior-year period, with the decrease primarily related to lower RT-PCR COVID-19 testing volume.

Research and development (R&D) expenses for the third quarter of 2022 were $1.4 million compared with $1.3 million for the third quarter of 2021. General and administrative (G&A) expenses for the third quarter of 2022 were $3.0 million, compared with $3.5 million for the third quarter of 2021, with the decrease primarily due to lower stock-based compensation and lower headcount. Sales and marketing expenses for the third quarter of 2022 were $1.0 million, compared with $1.9 million for the third quarter of 2021, with the decrease due primarily to a reduction in sales commissions expense.

Net loss attributable to common stockholders for the third quarter of 2022 was $5.5 million, or ($0.33) per share on 17.0 million weighted-average shares outstanding. This compares with net loss attributable to common stockholders for the third quarter of 2021 of $0.6 million, or ($0.04) per share on 15.4 million weighted-average shares outstanding.

Nine Month Financial Results

Net revenues for the first nine months of 2022 were $36.1 million, compared with $47.3 million for the first nine months of 2021.

Operating expenses for the first nine months of 2022 were $49.5 million, and included cost of revenues of $24.1 million, R&D expenses of $4.9 million, G&A expenses of $14.2 million, of which $3.5 million are non-recurring, and sales and marketing expenses of $6.3 million. Operating expenses for the first nine months of 2021 were $46.9 million, and included cost of revenues of $27.7 million, R&D expenses of $3.5 million, G&A expenses of $9.9 million and sales and marketing expenses of $5.8 million.

Net loss attributable to common stockholders for the first nine months of 2022 was $13.6 million, or ($0.80) per share on 16.9 million weighted-average shares outstanding. This compares with net income attributable to common stockholders for the first nine months of 2021 of $0.1 million, or $0.01 per diluted share on 14.3 million weighted-average shares outstanding.

Biocept reported cash as of September 30, 2022 of $18.0 million, compared with $28.9 million as of December 31, 2021.

Conference Call and Webcast

Biocept will hold a conference call on Monday, November 28, 2022 beginning at 4:00 p.m. Eastern time to discuss these results and answer questions. Participants can pre-register for the conference call here. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

The conference call can be accessed at the time of the live call by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for international callers. A live webcast of the conference call will be available here.

A replay of the call will be available for 48 hours following its conclusion and can be accessed by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for international callers. Please use event passcode 9945142. A replay of the webcast will be available for 90 days.

About Biocept

Biocept, Inc. develops and commercializes molecular diagnostic assays that provide physicians with clinically actionable information for treating and monitoring patients diagnosed with a variety of cancers. For more information, visit www.biocept.com. Follow Biocept on Facebook, LinkedIn, Twitter, and Instagram.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like “will,” “expect,” “goal,” “objective,” “believe” or “intend” or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements regarding our strategy to generate evidence of CNSide’s clinical utility in support of higher reimbursement and adoption into clinical care guidelines, and our expectation of at least one additional site to be cleared for enrollment in the FORESEE trial in the coming months, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risks and uncertainties, including risks and uncertainties associated with the continually evolving COVID-19 pandemic; the results of clinical utility studies may not demonstrate that an assay provides clinically meaningful information and value or have the other benefits that we expect; Medicare and private payors may not provide coverage and reimbursement or may breach, rescind or modify their contracts or reimbursement policies or delay payments; risks related to our need for additional capital; and the risk that our products and services may not perform as expected. These and other factors are described in greater detail under the “Risk Factors” heading of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission (SEC) on November 10, 2022, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, being filed with the SEC today. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at http://www.sec.gov/.

Investor & Media Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com, (310) 691-7100

Biocept, Inc.

Condensed Balance Sheets

(In thousands, except share and per share data)

	December 31, 2021	September 30, 2022
Assets		(unaudited)
Current assets:
Cash	$28,864	$18,021
Accounts receivable	13,786	15,768
Inventories, net	2,651	1,897
Prepaid expenses and other current assets	391	949

Total current assets	45,692	36,635
Fixed assets, net	2,401	2,853
Lease right-of-use assets - operating	9,026	8,624
Lease right-of-use assets - finance	2,842	2,598
Other non-current assets	456	392

Total assets	$60,417	$51,102

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,246	$3,040
Accrued liabilities	3,018	2,177
Current portion of lease liabilities - operating	426	494
Current portion of lease liabilities - finance	1,083	1,053
Supplier financing	—	384

Total current liabilities	11,773	7,148
Non-current portion of lease liabilities - operating	9,736	9,322
Non-current portion of lease liabilities - finance	1,428	1,009
Payor liability	—	6,105

Total liabilities	22,937	23,584
Shareholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; 2,106 shares and 2,090 shares issued and outstanding at December 31, 2021 and September 30, 2022, respectively.	—	—
Common stock, $0.0001 par value, 150,000,000 shares authorized; 16,849,805 shares and 17,058,770 shares issued and outstanding at December 31, 2021 and September 30, 2022, respectively.	2	2
Additional paid-in capital	303,829	307,432
Accumulated deficit	(266,351)	(279,916)

Total shareholders’ equity	37,480	27,518

Total liabilities and shareholders’ equity	$60,417	$51,102

Biocept, Inc.

Condensed Statements of Operations

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2022	2021	2022
Net revenues	$17,470	$5,587	$47,273	$36,143
Costs and expenses:
Cost of revenues	11,265	5,776	27,733	24,133
Research and development expenses	1,303	1,366	3,483	4,945
General and administrative expenses	3,514	3,047	9,884	14,153
Sales and marketing expenses	1,938	975	5,806	6,292

Total costs and expenses	18,020	11,164	46,906	49,523

(Loss) income from operations	(550)	(5,577)	367	(13,380)
Other (expense):
Interest expense, net	(75)	(52)	(220)	(269)
Other income, net	—	84	—	84

Total other (expense):	(75)	32	(220)	(185)

(Loss) income before income taxes	(625)	(5,545)	147	(13,565)
Income tax expense	—	—	—	—

Net (loss) income and comprehensive (loss) income	(625)	(5,545)	147	(13,565)

Net (loss) income attributable to common shareholders	$(625)	$(5,545)	$147	$(13,565)

Weighted-average shares outstanding used in computing net (loss) income per share attributable to common shareholders:
Basic	15,384,469	16,998,031	14,089,537	16,917,412

Diluted	15,384,469	16,998,031	14,330,477	16,917,412

Net (loss) income per common share:
Basic	$(0.04)	$(0.33)	$0.01	$(0.80)

Diluted	$(0.04)	$(0.33)	$0.01	$(0.80)

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